Exhibit 99.(a)(49)

M E D I A R E L E A S E

Gold Fields urges its shareholders to
continue to refrain from tendering into
Harmony’s hostile offer

Johannesburg, 16 May 2005. During the final week of the hostile bid by Harmony Gold Mining Company Limited (“Harmony”) for Gold Fields (GFI: JSE and NYSE) (“Gold Fields”), Chief Executive Ian Cockerill continued to urge Gold Fields shareholders to reject Harmony’s offer and protect value by not tendering into the offer, saying: “We stated from the beginning that Harmony’s offer does not represent fair value and is funded by overvalued Harmony shares. And we have seen that since the hostile bid was launched in October the value of Harmony’s bid has only worsened.”

Harmony’s hostile bid for Gold Fields will close on Friday 20 May, a full seven months after its launch. To date, based on Harmony’s public announcements, they have acquired only 11.8% of Gold Fields’ shares either in the form of shares or American Depositary Receipts (ADR’s). Harmony’s Chief Executive publicly admitted in an interview published on 15 May 20051 that the company is not likely to have a much larger Gold Fields stake than this when the offer closes.

Gold Fields notes that since Harmony made its hostile and unsolicited bid, the share prices of both companies have fallen substantially, and the value differential between the respective share prices has widened markedly, indicating the market view that Harmony’s all-share offer significantly undervalues Gold Fields.

On 10 May 2005, Harmony officially declared that it would not increase its current offer of 1.275 of Harmony shares for each Gold Fields share. At Friday’s market closing prices, Harmony’s offer was trading at a 24% discount2 (representing an offer ratio of 1.57) to its original offer ratio of 1.275.

At the current market price of the respective shares, a Gold Fields shareholder would lose R11.90 or US$1.773 for every Gold Fields share or ADR, respectively, tendered into Harmony’s offer.

The Board expects that Gold Fields’ strategy of investing in its high quality South African assets, coupled with the success of its international diversification, will continue to deliver strong returns for all of its stakeholders. Without question, the Board remains committed to creating and executing a sustainable strategy for growth and value creation.

[1]Sunday Times Business Times, Julie Bain, 15 May 2005, page 5.

[2]Based on the relative share prices as quoted on the JSE Stock Exchange South Africa

[3]Based on NYSE relative ADR prices

Gold Fields Limited
Reg. 1968/004880/06
24 St Andrews Road
Parktown, 2193

Postnet Suite 252
Private Bag X30500
Houghton, 2041
South Africa

Tel +27 11 644-2400
Dir +27 11 644-2460
Fax +27 11 484-0639
www.goldfields.co.za

Enquires

South Africa

Willie Jacobsz
Tel +27 11 644-2460
Fax +27 11 484-0639

North America

Cheryl A Martin
Tel +1 303 796-8683
Fax +1 303 796-8293

Directors: C M T Thompson* (Chairman), A J Wright (Deputy Chairman), I D Cockerill† (Chief Executive Officer),K Ansah#, G J Gerwel, N J Holland† (Chief Financial Officer), J M McMahon†, G R Parker‡, R L Pennant-Rea†, P J Ryan, T M G Sexwale, B R van Rooyen, C I von Christierson
*Canadian,   †British,   ‡American,    #Ghanaian.
Corporate Secretary: C Farrel

The Board believes that Gold Fields is in a robust financial position, has been consistently profitable and has improving margins. Gold Fields is liquid, unhedged and internationally diversified and this strategy has proven to be the right one, despite difficult market conditions. The Board continues to believe that an independent Gold Fields is the complete gold company, offering a compelling investment.

Gold Fields Chief Executive Ian Cockerill concludes: “The Board and I believe Gold Fields will continue to deliver sustainable and profitable operations, optionality and growth to our shareholders. We are committed to taking the steps required to restore the value destroyed as a consequence of Harmony’s hostile and unsolicited bid. In the meantime we continue to urge shareholders to not tender their shares or ADR’s into the offer.”

-ends-

In the United States, Gold Fields Limited (“Gold Fields”) has filed a Solicitation/Recommendation Statement with the Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 and holders of the Gold Fields Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields are available free of charge on the SEC’s website at http:/www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including any registration statement on Form F-4 (including any prospectus contained therein) and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website. The directors of Gold Fields accept responsibility for the information contained in this document. To the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information. Copies of this document are not being made available, and must not be mailed, forwarded, transmitted or otherwise distributed or sent in or into Australia, Canada, Japan, the Republic of Ireland or any other jurisdiction in which it is illegal to make this document available and persons receiving this document (including custodians, nominees and trustees) must not distribute, forward, mail, transmit or send it in or into or from Australia, Canada, Japan, the Republic of Ireland or any such other jurisdiction. This document contains “forward-looking statements” with respect to Gold Fields’ financial condition, results of operations, business strategies, operating efficiencies, competitive position, growth opportunities for existing services, plans and objectives of management, markets for stock and other matters. Statements in this document that are not historical facts are “forward- looking statements”. These forward-looking statements, including, among others, those relating to the future business prospects, revenues and income of Gold Fields, wherever they may occur in this presentation, are necessarily estimates reflecting the best judgment of the senior management of Gold Fields and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. As a consequence, these forward-looking statements should be considered in light of various important factors, including those set forth in materials filed with or furnished to the SEC from time to time, including Gold Fields’ most recent Annual Report on Form 20-F. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward- looking statements include, without limitation: overall economic and business conditions in South Africa, Ghana, Australia and elsewhere; the ability to achieve anticipated efficiencies and other cost savings in connection with past and future acquisitions; the success of exploration and development activities; decreases in the market price of gold; the occurrence of hazards associated with underground and surface gold mining; the occurrence of labour disruptions; availability, terms and deployment of capital; changes in relevant government regulations, particularly environmental regulations and potential new legislation affecting mining and mineral rights; fluctuations in exchange rates, currency devaluations and other macroeconomic monetary policies; and political instability in South Africa, Ghana and regionally. Gold Fields undertakes no obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events. Information included in this document relating to Harmony and its business has been derived solely from publicly available sources. While Gold Fields has included information in this document regarding Harmony that is known to Gold Fields based on publicly available information, Gold Fields has not had access to non-public information regarding Harmony and could not use such information for the purpose of preparing this document. Although Gold Fields is not aware of anything that would indicate that statements relating to Harmony contained in this document are inaccurate or incomplete, Gold Fields is not in a position to verify information concerning Harmony. Gold Fields and its directors and officers are not aware of any errors in such information. Subject to the foregoing and to the maximum extent permitted by law, Gold Fields and its directors and officers disclaim all liability for information concerning Harmony included in this document.